Exhibit 10.3

RESTRICTED STOCK UNIT AWARD CERTIFICATE

Non-transferable

GRANT TO

Charles “Chuck” Williams

(“Grantee”)

by Northpointe Bancshares, Inc. (the “Company”) of

25,769 restricted stock units convertible, on a one-for-one basis, into shares of Stock (the “Units”).

The Units are granted pursuant to and subject to the provisions of the Northpointe Bancshares, Inc. Omnibus Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages (the “Terms and Conditions”). By accepting the Units, Grantee shall be deemed to have agreed to the Terms and Conditions set forth in this Award Certificate and the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

Unless vesting is accelerated in accordance with the Plan or Section 1 of the Terms and Conditions, the Units shall vest (become non-forfeitable) in accordance with the following schedule, subject to Grantee’s Continuous Service on each vesting date.

Vesting Date	# of Units Vesting
April 1, 2025	49,560
April 1, 2026	49,560
April 1, 2027	49,560
April 1, 2028	49,560
April 1, 2029	59,450

IN WITNESS WHEREOF, Northpointe Bancshares, Inc., acting by and through its duly authorized officers, has caused this Award Certificate to be duly executed.

NORTHPOINTE BANCSHARES, INC.

By:	Grant Date: December 19, 2024
Its:

TERMS AND CONDITIONS

1.     Vesting of Units. The Units will vest and become non-forfeitable on the earliest to occur of the following (each, a “Vesting Date”):

(a)	as to all of the Units, on the Vesting Date specified on the cover page hereof, subject to Grantee’s Continuous Service on such vesting date;

(b)	as to all of the Units, on the occurrence of Grantee’s death;

(c)	as to all of the Units, on the occurrence of a Change in Control; or

(d)	as to all of the Units, on the occurrence of Grantee’s Separation from Service at any time after the Participant has reached age 62.

2.     Conversion to Stock. The Units that vest upon a Vesting Date will be converted to shares of Stock on the Vesting Date (the “Conversion Date”). Notwithstanding the foregoing, if (i) the Vesting Date occurs by reason of Section 1(d) hereof, and (ii) Grantee is a “specified employee” of the Company (as defined in Section 409A of the Code and applicable regulations) as of the date of his termination of employment, then, to the extent required by Section 409A of the Code, the shares of Stock will be delivered to Grantee on the first day of the seventh month following the date of Grantee’s termination of employment. The shares of Stock will be registered in the name of Grantee as of the Conversion Date, and certificates for the shares of Stock (or, at the option of the Company, statements of book entry notation of the shares of Stock in the name of Grantee in lieu thereof) shall be delivered to Grantee or Grantee’s designee upon request of Grantee as soon as practicable after the Conversion Date.

3.     Dividend Rights. If any dividends or other distributions are paid with respect to the Stock while the Units are outstanding, the dollar amount or fair market value of such dividends or distributions with respect to the number of shares of Stock then underlying the Units shall be credited to a bookkeeping account and held (without interest) by the Company for the account of Grantee. Such amounts shall be subject to the same vesting and forfeiture provisions as the Units to which they relate. The number of dividend equivalents credited to Grantee’s account shall be be paid by the Company in the form of a cash payment to Grantee as soon as reasonably practicable following the applicable Vesting Date.

4.     Voting Rights. Grantee shall not have voting rights with respect to the Units. Upon conversion of the Units into shares of Stock, Grantee will obtain full voting rights and other rights as a shareholder of the Company.

5.     No Right of Continued Service. Nothing in this Award Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s service at any time, nor confer upon Grantee any right to continue to provide services to the Company or any Affiliate.

6.     Restrictions on Transfer and Pledge. No right or interest of Grantee in the Units may be pledged, encumbered, or hypothecated to or in favor of any party, or shall be subject to any lien, obligation, or liability of Grantee to any other party. The Units are not assignable or transferable by Grantee other than by will or the laws of descent and distribution.

7.     Restrictions on Issuance of Shares. If at any time the Committee shall determine, in its discretion, that registration, listing or qualification of the Shares underlying the Units upon any Exchange or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the settlement of the Units, the Units will not be converted to Shares in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

8.     Payment of Taxes. The Company or any employer Affiliate has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising in connection with the Units. The withholding requirement shall be satisfied by withholding from the settlement of the Units Shares having a Fair Market Value on the date of withholding equal to the minimum amount required to be withheld for tax purposes.

9.     Plan Controls; Employment Agreement. The terms contained in the Plan are incorporated into and made a part of this Award Certificate, and this Award Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Certificate, the provisions of the Plan shall be controlling and determinative. Any conflict between this Award Certificate and the terms of a written employment or change-in-control agreement with Grantee that has been approved by the Committee shall be decided in favor of the provisions of such employment or change-in-control agreement.

10.   Successors. This Award Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Award Certificate and the Plan.

11.   Severability. If any provision or portion of this Award Certificate shall be or become illegal, invalid or unenforceable in whole or in part for any reason, such provision shall be ineffective only to the extent of such illegality, invalidity or unenforceability without invalidating the remainder of such provision or the remaining provisions of this Award Certificate. Upon such determination that any term or other provision is illegal, invalid, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Award Certificate so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the agreements contemplated hereby are fulfilled to the extent possible.

12.   Non-Waiver of Rights and Breaches. No failure or delay of any party hereto in the exercise of any right given to such party hereunder shall constitute a waiver thereof unless the time specified herein for the exercise of such right has expired, nor shall any single or partial exercise of any right preclude other or further exercise thereof or of any other right. The waiver of a party hereto of any default of any other party shall not be deemed to be a waiver of any subsequent default or other default by such party, whether similar or dissimilar in nature.

13.   Interpretation. The headings contained in this Award Certificate are for reference purposes only and shall not affect in any way the meaning or interpretation of this Award Certificate. The language in all parts of this Award Certificate shall in all cases be construed according to its fair meaning, and not strictly for or against any party hereto. In this Award Certificate, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.

14.   Notice. Notices hereunder must be in writing, delivered personally or sent by registered or certified U.S. mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to 3333 Deposit Drive Northeast, Grand Rapids, Michigan 49546; Attn: Corporate Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

15.   Clawback. The Units shall be subject to the Company’s Compensation Recovery Policy to the extent applicable, or any other compensation recoupment policy of the Company that is applicable by its terms to Grantee and to awards of this type.

16.   Applicable Law. This Award Certificate shall be governed by and construed and interpreted in accordance with the laws of the State of Michigan without giving effect to its conflicts of law principles.